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                                                                      EXHIBIT 11

                                  VENCOR, INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                 1997     1996
                                                                -------  -------
PRIMARY EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
Earnings:
 Income from operations.......................................  $33,982  $27,610
 Extraordinary loss on extinguishment of debt, net of income
  tax benefit.................................................   (2,259)       -
                                                                -------  -------
  Net income..................................................  $31,723  $27,610
                                                                =======  =======
Shares used in the computation:
 Weighted average common shares outstanding...................   68,929   70,258
 Dilutive effect of common stock equivalents..................    1,278    1,197
                                                                -------  -------
  Shares used in computing earnings per common and common
   equivalent share...........................................   70,207   71,455
                                                                =======  =======
Primary earnings per common and common equivalent share:
 Income from operations.......................................  $  0.48  $  0.39
 Extraordinary loss on extinguishment of debt.................    (0.03)       -
                                                                -------  -------
  Net income..................................................  $  0.45  $  0.39
                                                                =======  =======
FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
Earnings:
 Income from operations.......................................  $33,982  $27,610
 Extraordinary loss on extinguishment of debt, net of income
  tax benefit.................................................   (2,259)       -
                                                                -------  -------
  Net income..................................................  $31,723  $27,610
                                                                =======  =======
Shares used in the computation:
 Weighted average common shares outstanding...................   68,929   70,258
 Dilutive effect of common stock equivalents..................    1,692    1,197
                                                                -------  -------
  Shares used in computing earnings per common and common
   equivalent share...........................................   70,621   71,455
                                                                =======  =======
Fully diluted earnings per common and common equivalent share:
 Income from operations.......................................  $  0.48  $  0.39
 Extraordinary loss on extinguishment of debt.................    (0.03)       -
                                                                -------  -------
  Net income..................................................  $  0.45  $  0.39
                                                                =======  =======
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